Exhibit 11.1

                  SOLECTRON CORPORATION AND SUBSIDIARIES
                 STATEMENT REGARDING NET INCOME PER SHARE
                   (in thousands, except per share data)


                                                    Years ended August 31,
                                               --------------------------------
                                                    1996      1995       1994

Weighted average number of shares of common stock and common stock equivalents:

Primary:
  Common Stock                                     50,838    42,861     41,023
  Common stock and equivalents - stock options      1,289       912      1,182
                                                   ------     ------    ------
                                                   52,127     43,773    42,205
Fully Diluted:
  Common shares issuable upon assumed
   conversion of convertible subordinated
   notes                                            3,044      8,286     9,557

  Incremental increase in common stock
   equivalent options using end of period
   market price                                         6        523       271
                                                    -----      -----     -----
                                                   55,177     52,582    52,033

Net Income                                       $114,232   $ 79,526   $55,545

  Interest accretion on convertible
   subordinated notes, net of taxes                 5,499      5,439     5,944

  Net income - fully diluted                     $119,731   $ 84,965  $ 61,489
                                                  =======    =======    ======


Net income per share - primary                      $2.19     $1.82     $1.32
                                                    =====     =====     =====
Net income per share - fully diluted                $2.17     $1.62     $1.18
                                                    =====     =====     =====